EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan of our reports dated December 21, 2015, with respect to the consolidated financial statements and schedule of Joy Global Inc., and the effectiveness of internal control over financial reporting of Joy Global Inc. included in its Annual Report (Form 10-K) for the year ended October 30, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
March 8, 2016